As filed with the Securities and Exchange Commission on January 3, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Veritex Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Texas	27-0973566
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(972) 349-6200
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan
Green Bancorp, Inc. 2010 Stock Option Plan
Green Bancorp, Inc. 2006 Stock Option Plan
(Full Title of the Plans)

C. Malcolm Holland, III
Chairman and Chief Executive Officer
Veritex Holdings, Inc.
8214 Westchester Drive, Suite 400
Dallas, Texas 75225
(972) 349-6200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount Of Registration Fee (2)(3)
Common Stock, par value $0.01 per share	1,592,642	$21.585	$34,377,178	$0

(1)
This Form S-8 covers (a) 1,085,292 shares of Veritex Holdings, Inc. (the “Registrant”) common stock, par value $0.01 per share (the “Common Stock”) to be registered in connection with equity awards previously granted under the Green Bancorp, Inc. 2014 Omnibus Equity Incentive Plan, as amended (the “Green 2014 Plan”), the Green Bancorp, Inc. 2006 Stock Option Plan and the Green Bancorp, Inc. 2010 Stock Option Plan (collectively, the “Green Plans”), each of which was assumed by the Registrant in connection with the Mergers (as defined below), and (b) 507,350 shares of Common Stock to be registered in connection with equity awards available for issuance under the Green 2014 Plan and which may be issued under either the Green 2014 Plan or the Registrant’s 2014 Omnibus Plan (the “Veritex Plan”) in accordance with Nasdaq rules. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Green Plans or the Veritex Plan pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(2)
Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the registration fee is calculated based upon (x) the average of the high and low price of the shares of the Registrant’s Common Stock on January 2, 2019 ($21.585), and (y) the total number of shares of the Registrant’s Common Stock registered hereunder (1,592,642).

(3) Pursuant to Rule 457(p) under the Securities Act, the amount of the registration fee payable hereunder has been partially offset by previously paid filling fees as follows:
a)
The Registrant filed a Registration Statement on Form S-4 (File No. 333-227161) filed under the Securities Act with the Securities and Exchange Commission (the “Commission”) on August 31, 2018, as amended by Pre-Effective Amendment No. 1 filed on October 10, 2018 (the “Form S-4”) and paid a filing fee of $117,708. The offering contemplated by the Form S-4 was completed on January 1, 2019; upon completion of the offering there were 1,097,273 unsold shares of the Registrant’s Common Stock registered thereunder for which a filing fee of $4,128.57 had been paid that may be used as an offset against future filings.

b)
Green Bancorp, Inc. (“Green”), a predecessor-by-merger to the Registrant, filed a Registration Statement on Form S-8 (File No. 333-226307) filed under the Securities Act with the Commission on July 24, 2018 (the “Green S-8”) and paid a filing fee of $1,792.49. The offering contemplated by the Green S-8 was terminated pursuant to a Post-Effective Amendment No. 1 to the Green S-8 filed by the Registrant (as successor-by-merger to Green) on January 2, 2019; upon completion of the offering there were 642,214 unsold shares of Green common stock, par value $0.01 per share, registered thereunder for which a filing fee of $1,724.07 had been paid that may be used as an offset against future filings.

c)
Accordingly, the total filing fee for the shares registered under this Form S-8 of $4,166.52 is hereby offset by $4,166.52, which represents unused portions of the filings fees paid in (a) and (b) above.

EXPLANATORY NOTE
The Registrant previously filed a Registration Statement on Form S-4 (File No. 333-227161) in connection with (i) the merger of MustMS, Inc., a Texas corporation and wholly owned subsidiary of the Registrant (“Merger Sub”), with and into Green Bancorp, Inc., a Texas corporation (“Green”), with Green continuing as the surviving corporation (the “Merger”), and (ii) immediately thereafter, the merger of Green, as the surviving corporation in the Merger, with and into the Registrant, with the Registrant as the surviving corporation (together with the Merger, the “Mergers”). This Registration Statement on Form S-8 (this “Registration Statement”) relates to 1,085,292 shares of Common Stock issuable in connection with equity awards previously granted under the Green Plans, each of which was assumed by the Registrant in connection with the Mergers, and 507,350 shares of Common Stock available for issuance under the Green 2014 Plan and which, following the Mergers and in accordance with Nasdaq rules, may be issued under either the Green 2014 Plan or the Veritex Plan.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*
In accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8, the information required by this Part I of Form S-8 is not and will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The documents containing the information required by Part I of Form S-8 will be sent or given to the participants in the Green Plans and the Veritex Plan as specified by Rule 428(b)(1) under the Securities Act. Those documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents filed by the Registrant with the Commission are hereby incorporated by reference herein:

(a)
The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017 filed with the Commission on March 14, 2018, and containing audited financial statements for the Registrant’s latest fiscal year.

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2018, filed with the Commission on April 27, 2018, for the quarter ended June 30, 2018, filed with the Commission on July 27, 2018 and for the quarter ended September 30, 2018, filed with the Commission on October 25, 2018.

(c)
The Registrant’s Current Reports on Form 8-K or Form 8-K/A filed with the Commission on August 1, 2017 (which includes the audited consolidated financial statements of Sovereign Bancshares, Inc. as of and for the years ended December 31, 2016 and 2015), April 27, 2018, May 16, 2018, May 17, 2018, July 24, 2018, July 24, 2018, August 1, 2018, October 12, 2018, October 22, 2018, October 23, 2018, October 23, 2018, November 6, 2018, November 16, 2018 and November 28, 2018 (other than those documents or information deemed to be furnished and not filed).

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(d)
All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in (a) above.

(e)
The description of the Registrant’s common stock contained in the Registrant’s Registration Statement on Form 8-A, filed on October 8, 2014 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(f)	Green’s Annual Report on Form 10-K for its fiscal year ended December 31, 2017 filed with the Commission on March 15, 2018, and containing audited financial statements for Green’s latest fiscal year.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference in this Registration Statement, including any portion of any future annual or quarterly report to stockholders or document or current report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
Not applicable.

Item 6.	Indemnification of Directors and Officers
The Second Amended and Restated Certificate of Formation and Third Amended and Restated Bylaws, as amended, of the Registrant require the Registrant to indemnify officers and directors of the Registrant to the fullest extent permitted by Texas law. Generally, Chapter 8 of the Texas Business Organizations Code (the “TBOC”) permits a corporation to indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person was or is a director or officer if it is determined that such person (1) conducted himself in good faith, (2) reasonably believed (a) in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest, or (b) in other cases, that his conduct was not opposed to the corporation's best interests, and (3) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. In addition, the TBOC requires a corporation to indemnify a former or current director or officer for any action that such director or officer is wholly successful in defending on the merits.
The Second Amended and Restated Certificate of Formation provides that a director of the Registrant will not be liable to the corporation for monetary damages for an act or omission in the director's capacity as a director, except to the extent not permitted by law. Texas law does not permit exculpation of liability in the case of (i) a breach of the director's duty of loyalty to the Registrant or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the director to the Registrant or which involve intentional misconduct or a knowing violation of law; (iii) a transaction from which the director receives an improper benefit, whether or not the benefit results from an action taken within the scope of the director's office; or (iv) an act or omission for which the liability of the director is expressly provided by statute.

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The Second Amended and Restated Certificate of Formation permits the Registrant to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Registrant.
The Second Amended and Restated Certificate of Formation and Third Amended and Restated Bylaws of the Registrant were previously filed with the Securities and Exchange Commission and are included as an exhibit to this Registration Statement.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Registrant 's directors, officers or controlling persons pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
The Registrant has purchased and intends to maintain insurance on its behalf and on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption From Registration Claimed
Not applicable.

Item 8.	Exhibits
Exhibit No.	Description

4.1
Second Amended and Restated Certificate of Formation of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to Veritex Holdings, Inc.'s Registration Statement on Form S-1 (File No. 333-198484) filed September 22, 2014).

4.2
Third Amended and Restated Bylaws of Veritex Holdings, Inc. (incorporated herein by reference to Exhibit 3.2 to Veritex Holdings, Inc.'s Registration Statement on Form S-1 (File No. 333-198484) filed September 22, 2014).

4.3	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to Veritex Holdings, Inc.'s Registration Statement on Form S-1 (File No. 333-198484) filed September 29, 2014).
4.4
Veritex Holdings, Inc. 2014 Omnibus Equity Incentive Plan (incorporated herein by reference to Exhibit 10.4 to Veritex Holdings, Inc.’s Registration Statement on Form S-1 (Registration No. 333-198484) filed September 22, 2014).

4.5
Green Bancorp, Inc. 2014 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.2f to Green Bancorp, Inc.’s Registration Statement on Form S-1/A (Registration No. 333-196982) filed July 29, 2014).

4.6	Green Bancorp, Inc. 2010 Stock Option Plan (incorporated by reference to Exhibit 10.2c to Green Bancorp, Inc.’s Registration Statement on Form S-1 (Registration No. 333-196982) filed June 24, 2014).
4.7	Green Bancorp, Inc. 2006 Stock Option Plan (incorporated by reference to Exhibit 99.2 to Green Bancorp, Inc.’s Registration Statement on Form S-8 (Registration No. 333-198128) filed August 14, 2014).
*5.1	Opinion of Norton Rose Fulbright US LLP.
*23.1	Consent of Grant Thornton LLP, Veritex Holdings, Inc.'s independent registered accounting firm.
*23.2	Consent of Deloitte & Touche LLP, Green Bancorp, Inc.'s independent registered accounting firm.
*23.3	Consent of RSM US LLP, Sovereign Bancshares, Inc.'s independent public accounting firm.
*23.4	Consent of Norton Rose Fulbright US LLP (included in Exhibit 5.1).
*24.1	Powers of Attorney (contained on signature page).

*	Filed herewith.

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Item 9.	Undertakings
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on January 3, 2019.

VERITEX HOLDINGS, INC.

By:	/s/ C. Malcolm Holland, III
Name:	C. Malcolm Holland, III
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY
Each person whose signature appears below appoints C. Malcolm Holland, III as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent or his substitute or substitutes full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on this third day of January, 2019.

Signature and Title

By:	/s/ C. Malcolm Holland, III
C. Malcolm Holland, III, Chairman and Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Terry S. Earley
Terry S. Earley, Chief Financial Officer
(Principal Financial and Principal Accounting Officer)

By:	/s/ Pat S. Bolin
Pat S. Bolin, Director

By:	/s/ Ned N. Fleming, III
Ned N. Fleming, III, Director

By:	/s/ Mark C. Griege
Mark C. Griege, Director

By:	/s/ Gregory B. Morrison
Gregory B. Morrison, Director

By:	/s/ John T. Sughrue
John T. Sughrue, Director